Exhibit 10.44

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into in Israel on this 22 day of May 2015 (the “Effective Date”), and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 5 Basel Street, Petach Tikwa, Israel (the “Company”), and Dr. Michael Hayden (“Employee”).

WHEREAS, the Company and the Employee entered into an Employment Agreement, dated as of May 8, 2012, as was amended from time to time (the “First Employment Agreement”), providing for the Employee’s employment by the Company, and setting forth the terms and conditions for such employment; and

WHEREAS, the Company and the Employee desire to amend and restate the First Employment Agreement in order to set forth the terms and conditions of the Employee’s continued employment with the Company; and

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Term; Positions and Duties; Location

1.1	Subject to Section 11, Employee’s employment with the Company has commenced on May 9, 2012 (the “Start Date”), and shall continue thereafter on an at-will basis. The period of time between the Start Date and the termination of Employee’s employment under Section 11 shall be referred to herein as the “Term”.

1.2	During the Term, Employee shall be the President of R&D and CSO, which shall be the most senior officer position in the Company for research and development and scientific affairs. During the Term, Employee shall report directly to the President and Chief Executive Officer (the “President and CEO”) of the Company, and all senior officers in the research and development function shall report directly to Employee (unless otherwise determined by Employee, or as required by Applicable Law (as defined below) or the principles of good corporate governance). In addition, Employee shall (a) have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the president of research and development and chief scientific officer of a company the size and nature of the Company, (b) be assigned no duties that are inconsistent with, or materially impair his ability to discharge, the foregoing, and (c) have such other duties, authorities and responsibilities, consistent with the foregoing, as may reasonably be assigned to him from time to time by the President and CEO of the Company. In addition, during the Term, Employee shall be a member of the Company’s Executive Committee, with all of the duties, authorities and responsibilities attendant thereto.

1.3

During the Term, Employee shall devote substantially all of his business time, energy, business judgment, knowledge and skill to the performance of his duties with the Company; provided, that the foregoing shall not prevent Employee from

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(a) serving on the board of directors of Xenon Pharmaceuticals Inc., any two non-profit enterprises and, with the prior written approval of the President and CEO of the Company, any other enterprise that is not involved in any manner in the field in which the Company operates or has interests (and remains so uninvolved during the entire period of Employee’s association therewith), except as provided in subsection 1.3(c), (b) reasonably participating in charitable, civic, educational, professional, community or industry affairs, (c) managing his own personal investments, and (d) continuing to fulfill his responsibilities to his trainees in Vancouver, British Columbia, Canada and Singapore and to collaborations in both locations (which is expected to include regular communications and visits), in each case, so long as such activities listed in subsections 1.3(a) through 1.3(d) in the aggregate do not interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict.

1.4	Employee shall be invited to participate in meetings of the Company’s Board of Directors (the “Board”) where appropriate, and shall be involved in and invited to all meetings of the Scientific Advisory Committee of the Board.

1.5	Employee shall promptly inform the Company of any issue or matter relating to, or transaction with, any member of the Company Group (defined as the Company and any entity of any type in which the Company holds, directly or indirectly, at least 25% of the “means of control” (as such term is defined in the Israeli Securities Law 1968) in which Employee has a personal interest and/or which may cause Employee to be in a position of a conflict of interest with the Company (except with respect to Employee’s private dealings in the equity of Xenon Pharmaceuticals Inc. (subject to applicable law and Company guidelines as may be adopted from time to time), or Employee’s investments in any public-traded corporation as long as such investment does not represent more than 1% of the outstanding voting securities of such corporation).

1.6	During the Term, Employee may be required to serve as a director or officer of another company which is part of the Company Group, and the fulfillment of such position shall not constitute an employer-employee relationship between Employee and any such company, and notwithstanding any such position, Employee shall only be considered to be an employee of the Company and shall not receive any additional compensation for serving in such additional position other than those amounts expressly set forth herein.

1.7	The Company acknowledges and agrees that Employee’s principal place of employment during the Term shall be at the Company’s principal offices, which are located, at the Start Date, in Petach Tikwa, Israel. However, notwithstanding the forgoing, Employee acknowledges and agrees that he will be required to travel abroad extensively on Company business.

1.8	Employee shall not make any commitment on behalf of the Company outside of Israel.

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1.9	Employee acknowledges and agrees that no collective and/or special bargaining agreement that might apply to the Company’s employees shall apply to Employee in his capacity as an employee of the Company.

1.10	The Company shall assist Employee in obtaining and maintaining a valid Israeli work permit.

2.	Base Salary

2.1	Effective January 1, 2015, Employee’s gross annual base salary shall be USD$1,050,000 (One Million and Fifty Thousands US Dollars) (the “Annual Salary”). The Annual Salary shall be divided by 12, and each such 1/12 shall constitute Employee’s monthly salary (the “Monthly Salary”).

Employee and the Company agree that the payment of the Annual Salary (and hence the Monthly Salary) in US Dollars is in Employee’s interest and to Employee’s advantage, and is instead of any cost-of-living increases (‘tosafot yoker’) to the extent that the same may apply.

2.2	At the end of every calendar year during the Term, the President and CEO of the Company, together with the Human Resources and Compensation Committee of the Board (the “Compensation Committee”), shall examine Employee’s accomplishments from the past year, and shall determine in their discretion whether Employee’s Annual Salary should be increased. In the event that the President and CEO, the Compensation Committee and the Board decide to increase Employee’s Annual Salary, the Monthly Salary shall be updated as of the date and in the amount so decided, all subject to the receipt of any approvals required by Applicable Law.

2.3	Employee hereby acknowledges and agrees that, in light of his position and areas of responsibility, he shall not be entitled to the benefit of the Israeli Hours of Work and Rest Law, 5711-1951, and accordingly, the restrictions specified in the aforementioned law shall not apply to his employment.

2.4	It is hereby agreed that only the Monthly Salary payable to Employee pursuant to Section 2.1 shall constitute the basis for the calculation of all social benefits granted to Employee pursuant to this Agreement, including, without limitation, contributions and deductions on account of pension and severance, and for any other purpose for which deductions are calculated based on a percentage of Employee’s salary.

3.	Bonuses

3.1

For each fiscal year that ends during the Term, the Employee shall be eligible to participate in the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”). The Annual Bonus shall be paid to the Employee at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company subject to the Employee’s continuous employment through the payment date except as otherwise set forth in this Agreement and all approvals required by applicable law.

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3.2	Subject to Employee’s continuous employment through May 8, 2015, the Company shall pay to Employee an amount equal to USD$500,000 (the “First Retention Bonus”).

3.3	Subject to Employee’s continuous employment through May 8, 2016, the Company shall pay to Employee an amount equal to USD$500,000 (the “Second Retention Bonus”).

4.	Equity Grant

During the Employee’s employment with the Company, Employee will be considered for equity compensation awards under Teva’s 2010 Long Term Equity-Based Incentive Plan or any successor equity compensation plan, in accordance with its terms and the terms of the Compensation Policy and at the discretion of the Compensation Committee and the Board.

5.	Employee Benefits

During the Term, Employee (and, to the extent eligible, his dependents and Beneficiaries (as defined below)) shall be entitled to participate in any and all health, medical, dental, disability, group insurance (including, without limitation, life insurance), fringe benefits, perquisites and other employee benefit plans, programs and arrangements that are generally available from time to time to senior executives of the Company and their dependents and Beneficiaries (the “Employee Benefits”), such participation in each case to be on terms and conditions that are commensurate with Employee’s position and responsibilities at the Company and that are no less favorable to Employee than those that apply to other senior executives of the Company generally. In addition, the Company will pay for health and medical insurance coverage for Employee as required by Israeli law.

6.	Reimbursement for Certain Costs, Expenses and Fees

6.1	The Company shall pay or reimburse Employee for all out-of-pocket business expenses incurred by Employee during the Term in performing his duties under this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the travel and expense reimbursement policies of the Company, as applicable.

6.2	The Company shall provide, and pay or reimburse Employee for all expenses incurred in connection with acquiring, maintaining and using, a land-line telephone in his residence, a laptop, a cellular telephone, a Blackberry or other similar hand-held device, and a car suitable for the president of research and development and chief scientific officer of a company of the size and nature of the Company, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

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6.3	Reserved.

6.4	The Company shall, in coordination with Employee, cover expenses reasonably incurred in respect of airline tickets for each of Employee’s wife and his four children to visit him, up to a total amount of USD$86,000 (which amount shall be grossed-up by the Company for all applicable taxes) per year (where for the purposes of this Section 6.4, each year commences on May 9 and ends on May 8), for the three years commencing as of May 9, 2015 until May 8, 2018; promptly upon presentation of appropriate supporting documentation and in accordance with the travel and expense reimbursement policies of the Company. Up until May 8, 2015, Employee and his family shall be entitled to reimbursement of travel expense in accordance with the provisions of Section 6.4 of the First Employment Agreement.

6.5	The Company shall also, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, pay or reimburse Employee for rent and the cost of utilities for a family residence in Israel for a period of up to three years as of June 18, 2015, in an amount of up to USD$8,000 per month (for both rent and utilities) (which amount shall be grossed-up by the Company for all applicable taxes). Up until June 17, 2015, Employee and his family shall be entitled to reimbursement of rent and utilities for a family residence in Israel, in an amount of up to USD$6,000 per month (for both rent and utilities).

6.6	The Company shall pay or reimburse Employee for all attorneys’ and tax consultants’ fees (in Israel, Canada and the United States) and other charges that Employee incurred in connection with tax planning related to Employee’s relocation, including the preparation of Employee’s annual tax returns during the Term, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

7.	Vacation; Sick Leave; Recreation Pay

7.1	Employee shall be entitled to 26 business days of paid vacation per year during the Term, which shall accrue in accordance with Company policy. Employee shall be required to utilize such number of vacation days as are required to be utilized each year by applicable Israeli law (as of the Effective Date, the number of vacation days required to be utilized each year by applicable Israeli law is seven days), and may carry over any remaining unused vacation days from prior years (up to a maximum of 52 vacation days). The dates of Employee’s annual vacation shall be coordinated in advance with the President and CEO of the Company.

7.2

Employee shall be entitled to 30 paid sick days per year during the Term, which may accumulate during the Term up to a maximum of one years’ paid sick leave. The sick pay shall include the Monthly Salary and all other amounts and benefits to which Employee is entitled under this Agreement, as if Employee worked at

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the Company during the period of his illness (in respect of period for which he is entitled to receive payment as aforesaid), less any amount that Employee is entitled to receive with respect to the aforementioned period of his illness from any pension or disability insurance, and all provided that Employee provides the Company with medical confirmation of his illness. The parties hereto hereby acknowledge and agree that the payments to Employee set forth in this Section 7.2 and the contributions to the Canadian pension fund and the payments to the Pension Savings Program (defined below) are also meant to cover the Company’s obligations under the Israeli Sick Pay Law 1976.

7.3	Employee shall be entitled to 15 paid recreation days per year during the Term. The amount of recreation pay per recreation day, the payment conditions and any other conditions governing recreation pay shall be in accordance with applicable Israeli law and the Company’s policy in effect at the applicable time with respect to its employees generally.

8.	Pension and Severance Contributions

8.1	Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, the provisions of Section 5), during the Term the Company shall, or shall cause a subsidiary to, be solely responsible for the costs of continuing Employee’s existing pension coverage in Canada (in an amount not to exceed USD$40,000 per annum) promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, which contribution shall be grossed-up by the Company for all applicable taxes (for the avoidance of doubt, such gross-up shall excluded from the calculation of the USD$40,000 maximum contribution).

8.2	In addition, to the extent that the Company is required by applicable Israeli law to contribute in respect of the Employee’s pension insurance (excluding the Severance Contribution (as defined below)) an amount that exceeds the amount that the Company actually contributes to such Canadian pension fund (such excess, the “Pension Insurance Shortfall Amount”), the Company will, at the election of Employee, either

8.2.1	(a) contribute and deposit the Pension Insurance Shortfall Amount on a monthly basis to a pension savings program in Israel that shall be opened for such purpose (the “Pension Savings Program”), (b) shall deduct from the Monthly Salary an amount equal to the Pension Insurance Shortfall Amount, and (c) transfer, each month, the sum of the amounts determined under clauses (a) and (b) of this Section 8.2.1 to the Pension Savings Program. By signing this Agreement, Employee grants the Company an irrevocable power of attorney to deduct the amount determined under clause (b) of this Section 8.2.1 from his Monthly Salary, and to transfer such amounts to the Pension Savings Program.

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In addition, the Company shall contribute and deposit 8.33% of the Monthly Salary each month to a personal severance fund in Israel that shall be opened on account of severance (such contribution shall be referred to as the “Severance Contribution”, and such fund shall be referred to as the “Severance Fund”); OR

8.2.2	contribute and deposit the Pension Insurance Shortfall Amount on a monthly basis to an interest bearing bank account in Israel that shall be opened for such purpose (which such account shall be referred to as the “Pension Savings Program” in the event that Employee elects that the Company should comply with this Section 8.2.2 instead of Section 8.2.1).

In addition, the Company shall contribute and deposit the Severance Contribution each month to an interest bearing bank account in Israel that shall be opened on account of severance (such account shall be referred to as the “Severance Fund” in the event that Employee elects that the Company should comply with this Section 8.2.2 instead of Section 8.2.1).

For the avoidance of doubt, the Pension Insurance Shortfall Amount is expected to be 6% of the Monthly Salary less the actual monthly pension contribution that is made under Section 8.1 (excluding any gross-up).

9.	Study Fund

For every month that Employee is employed by the Company, the Company shall make contributions on Employee’s behalf to an advanced study fund (Keren Hishtalmut) (the “Study Fund”), in an amount equal to 7.5% (seven and one half percent) of the Monthly Salary for such month, and shall deduct Employee’s contribution of 2.5% (two and one half percent) of the Monthly Salary from the Monthly Salary, and transfer this sum to the Study Fund. By signing this Agreement, Employee hereby grants the Company power-of attorney to deduct the aforementioned deduction from Employee’s Monthly Salary.

10.	Payments in US Dollars

All payments specified in this Agreement in US Dollars shall be made to Employee in US Dollars, into a bank account in Israel or abroad, as shall be specified at least 7 days in advance in writing by the Employee. The Company shall bear all bank fees and expenses associated with such payments and/or transfers. For the sake of payment records (including pay slip) and Company’s contributions, deductions and withholdings, payments in US Dollars shall be converted into New Israeli Shekels according to the official NIS-USD exchange rate published by the Bank of Israel 15 days prior to the payment date, or, if not published on such date, then on the last preceding date on which it was published.

11.	Termination of Employment

11.1	General. The Term shall terminate upon the earliest to occur of (a) Employee’s death, (b) a termination by reason of a Disability, (c) a termination by the

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Company with or without Cause, and (d) a termination by Employee with or without Good Reason (including, for the avoidance of doubt, due to aged retirement) (the effective date of such termination shall be the “Date of Termination”). Upon any termination of Employee’s employment for any reason, (i) except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned, effective immediately, from any and all directorships, committee memberships, and any other positions Employee holds with any member of the Company Group, (ii) the Company shall provide Employee with release letters addressed to the Pension Savings Program, the Study Fund and the Severance Fund that will enable Employee to receive the Pension Savings Program, the Study Fund and the Severance Fund promptly following the Date of Termination (or, in the event that Employee’s employment was terminated for Cause, the Severance Fund shall not be distributed to Employee), and (iii) the Company shall provide the relevant tax authorities and Employee with all relevant termination documentation.

11.2	Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to his Disability, Employee or his estate or his Beneficiaries, as the case may be, shall be entitled to:

11.2.1	The Accrued Obligations;

11.2.2	Reserved;

11.2.3	The Make-Up Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Date of Termination (subject to Section 11.7), other than those components of the Make-Up Payment required by applicable Israeli law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Israeli law (which payment shall not be subject to Section 11.7); and

11.2.4	The Relocation Benefits, if Employee (and/or Employee’s wife) moves back to Canada within one year following the Date of Termination.

Notwithstanding the foregoing provisions of this Section 11.2, the payments and benefits described in this Section 11.2 (other than the components of the Accrued Obligations and the Make-Up Payment required to be paid pursuant to applicable Israeli law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 13 or 14 hereof. Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 11.2, Employee shall have no further rights to any compensation or any benefits under this Agreement.

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11.3	Termination by the Company with Cause.

11.3.1	The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination. In the event that the Company terminates Employee’s employment with Cause, he shall be entitled only to the Accrued Obligations, subject to applicable Israeli law. Following such termination of Employee’s employment with Cause, except as set forth in this Section 11.3, Employee shall have no further rights to any compensation or any benefits under this Agreement.

11.3.2	No termination of Employee’s employment for Cause shall be effective unless the Company shall first have complied with the provisions of this Section 11.3.2 and applicable Israeli law. Employee shall be given written notice by the Company (the “Cause Notice”) of its intention to terminate Employee’s employment for Cause, such Cause Notice shall (a) state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, and (b) be given no later than 90 days after the Company first learns of such circumstances. Employee shall have 10 business days after receiving such notice in which to request a hearing before the Board, which hearing (if timely requested) shall be held within 10 business days of Employee’s request. If, within 20 business days following such hearing (if timely requested), or within 10 business days following Employee’s receipt of the original Cause Notice (if no hearing is timely requested), the Board gives written notice to Employee confirming that, in the judgment of the majority of the members of the Board, Cause for terminating Employee’s employment on the basis set forth in the original Cause Notice exists, then Employee’s employment shall thereupon be terminated for Cause. A failure by Employee to timely request a hearing as aforesaid shall be deemed to be a waiver by Employee of his right to such hearing.

11.4	Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective nine (9) months following the date of Employee’s receipt of written notice of such termination. In the event that such notice is given by the Company, any intervening termination for any reason (other than a termination of Employee’s employment by the Company for Cause) including death or Disability shall not alter the Company’s obligations under this Section 11.4. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

11.4.1	The Accrued Obligations;

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11.4.2	Reserved;

11.4.3	The Severance Amount, which shall be paid in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Date of Termination (subject to Section 11.7), other than any portion of the Severance Amount required by applicable Israeli law to be paid earlier, which portion shall be paid in accordance with the requirements of applicable Israeli law (which payment shall not be subject to Section 11.7);

11.4.4	The Make-Up Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Date of Termination (subject to Section 11.7), other than those components of the Make-Up Payment required by applicable Israeli law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Israeli law (which payment shall not be subject to Section 11.7);

11.4.5	The Equity Benefits;

11.4.6	Continued payment of health insurance coverage for the Employee and his wife during the period of eighteen (18) months from the Date of Termination (subject to Section 11.7) (the “Medical Benefit”); and

11.4.7	The Relocation Benefits, if Employee (and/or Employee’s wife) moves back to Canada within one year following the Date of Termination.

11.4.8	If the Employee’s employment is terminated by the Company without Cause (or by Employee with Good Reason), one year or less following a merger of the Company with another entity, Employee shall be entitled to the Change of Control Amount, which shall be paid in a lump sum on the next regular payroll date immediately following the seventy fifth (75th) day after the Date of Termination (subject to Section 11.7).

Notwithstanding the foregoing, the payments and benefits described in this Section 11.4 (other than the components of the Accrued Obligations and the Make-Up Payment required to be paid pursuant to applicable Israeli law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 13 or 14 hereof. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 11.4, Employee shall have no further rights to any compensation or any benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the payments and benefits specified in Sections 11.4.1 through 11.4.8 (inclusive).

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11.5	Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason and Employee shall be entitled to the same payments and benefits as provided in Section 11.4 for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 11.4. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 11.5, Employee shall have no further rights to any compensation or any benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the payments and benefits specified in this Section 11.5 (which incorporates Sections 11.4.1 through 11.4.8 (inclusive)).

11.6	Termination by Employee without Good Reason or Due to Aged Retirement. Employee may terminate his employment without Good Reason by providing the Company nine (9) months’ written notice of such termination. In the event that such notice is given by Employee, any intervening termination for any reason (other than a termination of Employee’s employment by the Company for Cause) including death or Disability shall not alter the Company’s obligations under this Section 11.6. In the event of a termination of employment by Employee under this Section 11.6, Employee shall be entitled only to the Accrued Obligations; provided, that, if Employee provides the notice required hereby (even if the Company waives such Notice Period in whole or in part), he shall also be entitled to the Make-Up Payment, which shall be paid in a lump sum on the next regular payroll date immediately following the sixtieth (60th) day after the Date of Termination (subject to Section 11.7) (other than those components of the Make-Up Payment required by applicable Israeli law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Israeli law, which payment shall not be subject to Section 11.7); and further provided, that, if such termination occurs after Employee attains age sixty-five (65), Employee shall be entitled to the Relocation Benefits, if Employee moves back to Canada within one year following the Date of Termination, the Equity Benefits and the Medical Benefits. Notwithstanding the foregoing, the payments and benefits described in Section 11.6 (other than the components of the Accrued Obligations and the Make-Up Payment required to be paid pursuant to applicable Israeli law) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Sections 13 or 14. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 11.6, Employee shall have no further rights to any compensation or any benefits under this Agreement.

11.7

Release. Notwithstanding any provision in this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to subsections 11.2 through 11.6 (other than the components of the Accrued Obligations and those components of the Make-Up Payment required to be paid pursuant to applicable Israeli law) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the

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Release of Claims within sixty (60) days following the Date of Termination. If Employee fails to execute the Release of Claims in such a timely manner or revokes the Release of Claims, Employee shall not be entitled to any of the Severance Benefits. Notwithstanding anything to the contrary herein, the Company shall not be permitted or required to delay any payment due to Employee hereunder if such delay will give rise to a claim for delayed payment compensation by Employee (or that would result in the imposition of any “additional tax” under section 409A of the Code). For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

11.8	Definitions. For purposes of this Agreement, the following terms have the following meanings:

11.8.1	“Accrued Obligations” means (a) any unpaid Monthly Salary earned through the Date of Termination, any earned and unpaid Annual Bonus for the calendar year immediately preceding the Date of Termination, and any unused vacation days and recreation days accrued through the Date of Termination, all of which shall be paid on the next regular payroll date immediately following the Date of Termination, and (b) any other payment to which Employee is entitled under the applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, including without limitation, Company reimbursement of any unreimbursed business expenses, and rights to any Company indemnification and Company provided officers’ liability insurance as set forth in Section 12.

11.8.2	“Applicable Law” means any applicable law, rule or regulation of any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any securities exchange on which the Company’s securities are listed (“Governmental Authority”), or any applicable judgment, order, writ, decree, permit or license of any Governmental Authority of competent jurisdiction.

11.8.3	“Applicable Percentage” means (a) following a termination of Employee’s employment by Employee without Good Reason or due to aged retirement, one hundred and fifty percent (150%), or (b) following any other termination of Employee’s employment (other than by the Company for Cause), two hundred percent (200%).

11.8.4	“Beneficiaries” means, subject to Applicable Law, the executors of Employee’s estate or Employee’s legal heirs.

11.8.5	“Cause” means (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such

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failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by Employee) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to Employee by the President and CEO, which demand specifically identifies the manner in which the President and CEO believes that Employee has not substantially performed his duties, (b) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (c) Employee is convicted of, or has entered a plea of nolo contendere to, a felony, or (d) a breach by Employee of the provisions of Sections 13 or 14 hereof. For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.

11.8.5A.“Change	of Control Amount” means an amount equal to one and one half million US Dollars (USD$1,500,000).

11.8.6	“Disability” means that Employee, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of 90 days or longer.

11.8.7	“Equity Benefits” means (a) the right to continue to vest in any and all outstanding options and RSUs during the period commencing on the Date of Termination and ending on the Outside Date, subject to Employee’s continued compliance with Sections 13 and 14 through the applicable vesting dates, and (b) an extension of the period during which Employee may exercise his vested and outstanding options until the first (1st) anniversary of the Outside Date, subject to Employee’s continued compliance with Sections 13 and 14 through the applicable exercise dates; provided, that, for the avoidance of doubt, if the Outside Date is a day that is on or after Employee attains age 67, the termination giving rise to the provisions of the Equity Benefits shall be treated as a “Qualifying Retirement” under the Plan.

11.8.8

“Good Reason” means a termination by Employee if (a) any of the following events occurs without Employee’s express prior written consent, (b) Employee notifies the Company in writing that such event has occurred, describing such event in reasonable detail and demanding cure, within 90 days after Employee learns of the occurrence of such event, (c) such event is not substantially cured within 30 days after Employee so notifies the Company, and (d) the Date of Termination occurs within 90 days after the failure of the Company to so cure: (i) any failure to continue Employee as the President of R & D and CSO after the Start Date (other than by reason of a termination of Employee’s employment by the

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Company with or without Cause, or Disability, or retirement of Employee); (ii) a material diminution in Employee’s duties, responsibilities or authorities; (iii) any diminution of Employee’s Annual Salary (other than as a result of foreign exchange rate fluctuations), or the structure of target Annual Bonus other than as part of an across-the-board compensation reduction for the executives of the Company; (iv) any change in the reporting structure so that Employee is required to report to anyone other than the President and CEO; or (v) any material breach by the Company or any of its affiliates of any obligation under this Agreement, including, without limitation, by failing to provide Employee with indemnification protections at least as favorable as the indemnification protections specified in the Indemnification Agreement attached hereto as Annex B. Notwithstanding the foregoing, in the event that the President and CEO reasonably believes that Employee may have engaged in conduct that may reasonably be expected to constitute Cause, the President and CEO may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Employee compensation and benefits) during such period of suspension.

11.8.9	“Make-Up Payment” means an amount equal to the positive difference, if any, between (a) the product of (x) the Applicable Percentage, (y) the Monthly Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (z) the number of full and partial years (treating a partial year as a fraction whose numerator is the number of months in the partial year in which Employee worked, and whose denominator is 12) that Employee was employed by the Company, and (b) the Severance Fund.

11.8.10	“Notice Period” means (a) in the event that the Company delivers a notice of termination pursuant to Section 11.4, the period commencing on the date the Company delivers such notice and ending on the Date of Termination, or (b) in the event that Employee delivers a notice of termination pursuant to Section 11.6, the period commencing on the date Employee delivers such notice and ending on the Date of Termination; provided, that the Company may, in its sole and absolute discretion and by written notice, waive the services of Employee during the Notice Period or in respect of any part of such period, and thus accelerate such Date of Termination, all on condition that the Company pay Employee the Monthly Salary and all additional compensation and benefits to which Employee is entitled in respect of the Notice Period without regard to any such Company waiver (which shall be paid in one lump sum on the next regular payment date immediately following the Date of Termination).

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11.8.11	“Outside Date” means where the termination of Employee’s employment is by the Company without Cause or by Employee for Good Reason, the day that is the first (1st) anniversary of the Date of Termination; provided, that in the event that Employee’s employment is terminated by the Company without Cause after attaining age sixty-five (65), the “Outside Date” shall be the later of (x) the date on which Employee attains age sixty-seven (67), and (y) the date that is the first (1st) anniversary of the Date of Termination. In addition to the foregoing provisions of this definition of Outside Date, there shall be added to the length of the “Outside Date”, the positive difference, if any, between (x) nine (9) months, and (y) the number of months that the Monthly Salary, if any, is paid or payable to Employee in respect of services during the Notice Period.

11.8.12	“Release of Claims” means the release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Annex A.

11.8.13	“Relocation Benefits” means the arrangement of (in coordination with Employee), and payment for all reasonable expenses incurred in respect of the following in connection with Employee’s and his wife’s relocation to Canada: (a) one round-trip and one one-way business class airline tickets, ground transportation, and other incidental expenses relating thereto for each of Employee and his wife, and (b) all costs associated with moving, shipping and/or storing Employee’s household contents and goods, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

11.8.14	“Severance Amount” means an amount equal to the sum of (a) an amount equal to twelve (12) times Employee’s Monthly Salary, and (b) in the event of a termination by the Company without Cause, the positive difference, if any, between (x) an amount equal to nine (9) times Employee’s Monthly Salary, and (y) the Monthly Salary, if any, paid or payable to Employee in respect of services during the Notice Period or paid in accordance with the provisions of Section 11.8.10 (such that there shall be no duplication and Employee shall only receive, in total, nine (9) times the Monthly Salary (together with applicable benefits) in respect of the Notice Period).

12.	Indemnification

12.1	The terms of the Indemnification and Release Agreement signed between the Company and Employee on September 12,2012 shall continue to be in full force and effect.

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12.2	An officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the seventh anniversary of the Date of Termination, providing coverage to Employee that is no less favorable to Employee in any respect than the coverage then being provided to any other present or former senior executive of the Company.

13.	Confidentiality and Disclosure of Information

Employee hereby undertakes to execute the Confidentiality, Disclosure of Information and Assignment of Inventions undertaking attached hereto as Annex C concurrently with the execution of this Second Employment Agreement, which shall not derogate from any previous Confidentiality, Disclosure of Information and Assignment of Inventions undertaking of the Employee.

14.	Non-Competition

Employee hereby agrees that, during the Term and for a period of 12 months following the Date of Termination for any reason, not to engage, directly or indirectly, anywhere in the world, in any activity, business or any other engagement which competes with the business of any member of the Company Group, including as a consultant, except with the Company’s prior written approval. Notwithstanding anything to the contrary contained in this Section 14, the foregoing shall not prevent Employee from acquiring for his own personal investment not more than 1% of the outstanding voting securities of any publicly-traded corporation.

It is hereby agreed and clarified that, when determining the above non-competition undertaking, the parties took into account the various payments to which Employee is entitled pursuant hereto, which are being made in consideration, inter alia, for such undertaking.

15.	Return of Car, Equipment and Documents

Upon termination of Employee’s employment, Employee shall promptly return to the Company the car, cell phone and Blackberry (or other hand-held device) provided to Employee, and any other confidential or proprietary information of the Company that remains in Employee’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Employee from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the Board (such approval not to be unreasonably withheld or delayed).

16.	No Other Post-Employment Restrictions

There shall be no contractual, or similar, restrictions on Employee’s right to terminate his employment with the Company, or on his post-employment activities, other than as expressly set forth in this Agreement.

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17.	Assignability; Binding Nature

This Agreement shall inure to the benefit of, and be binding on, the parties and each of their respective successors, heirs (in Employee’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company; provided, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement.

18.	Tax Payments; Section 280G Limitation; Section 409A

18.1	Tax Payments. Employee hereby acknowledges and agrees that the payments and benefits granted to him under this Agreement shall be subject to income tax deductions and other mandatory tax deductions which the Company is required to deduct by Applicable Law, and further represents that, except as specifically set forth in this Agreement, nothing in this Agreement shall be construed as imposing on the Company the obligation to pay taxes or any other obligatory payment imposed on Employee due to any payment or benefit.

18.2	Section 280G Limitation.

18.2.1

Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any affiliates making such payment or providing such benefit as a result of section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments required by any similar reduction or elimination provision contained in such other plan, arrangement or agreement), the portion of the Total Payments that does not constitute “nonqualified deferred compensation” under section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first); provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under section 4999 of the Code on such unreduced Total

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Payments). Any determination required to be made under this Section 18.2.1 shall be made by the Company’s independent auditors in accordance with their professional and fiduciary obligations.

18.2.2	It is possible that, after the determinations and selections made pursuant to Section 18.2.1, Employee will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under Section 18.2.1 (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination by a court of competent jurisdiction or by an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined pursuant to a final determination by a court of competent jurisdiction or by the accounting firm which was the Company’s independent auditor prior to any relevant transaction, upon request of either party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Employee (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 18.2.1 not been applied until the date of payment.

18.3

Section 409A. The parties intend that any amounts payable hereunder shall either comply with or be exempt from section 409A of the Code (“Section 409A”) (including under U.S. Treasury Regulation sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of U.S. Treasury Regulation sections 1.409A-1 through A-6). For purposes of Section 409A, each payment that may be made under this Agreement shall be deemed to be a separate payment. With respect to amounts under the Agreement that are “deferred compensation” subject to Section 409A (i) any provisions of this Agreement that provide for payment that is triggered by Employee’s employment termination (or substantially similar phrase) shall be deemed to provide for payment that is triggered only by Employee’s “separation from service” within the meaning of U.S. Treasury Regulation section §1.409A-1(h), and (ii) if Employee is a “specified employee” within the meaning of U.S. Treasury Regulation section §1.409A-1(i) on the date of his separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such separation from service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under U.S. Treasury Regulation section 1.409A-1(i)), then any payment triggered by such separation from service shall not be

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made until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such separation from service and (B) the date of Employee’s death, to the extent required under Section 409A; upon the expiration of the foregoing delay period, all payments delayed pursuant to this clause (ii) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them in this Agreement. For the avoidance of doubt, it is intended that any expense reimbursement made to Employee hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of expenses eligible for reimbursement during one taxable year shall not affect the amount of the expenses eligible for reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

19.	Representations

Each party represents and warrants (a) that such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; (b) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized to enter into this Agreement (including, without limitation, the agreements attached hereto as Annexes) and to perform its obligations under it.

20.	Dispute Resolution

Subject to applicable Israeli law, any Claim arising out of or relating to this Agreement, any other agreement between the Company and Employee, or any termination thereof (a “Covered Claim”) shall be resolved by binding confidential arbitration, to be held in Israel. The Arbitrator’s ruling shall be final and he shall not be bound by the rules of procedure, but shall be bound by rules of the applicable substantive law and be required to give written grounds for his decision. This Agreement shall be deemed to be a valid Arbitration Agreement for the purpose of the Israeli Arbitration Law, 1968. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. To the extent not in conflict with the provisions of the Indemnification Agreement attached hereto as Annex B, Employee shall be entitled to prompt advancement of any and all costs and expenses (including without limitation attorney’s and other professional fees and charges) incurred by him in connection with

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any such Covered Claim, or in connection with seeking to enforce his rights under this Section 20, any such advancement to be made within 15 days after Employee gives written notice, supported by reasonable documentation, requesting such advancement. To the extent that it is determined through arbitration that the Company substantially prevailed in respect of a Covered Claim, Employee shall promptly reimburse the Company all such costs and expenses.

21.	Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the Company’s headquarters, Attn: Chief Executive Officer;

With a copy (which shall not constitute notice) to:

Tulchinsky, Stern, Marciano, Cohen, Levitski & Co. Law Offices

4 Berkowitz Street

Tel Aviv 64238

Facsimile: +972 (3) 6075050

Attn: Menachem Tulchinsky, Esq.

If to Employee: to the last address on file with the Company; and

With a copy (which shall not constitute notice) to:

Raveh Haber & Co.

32A Habarzel Street, Tel Aviv, Israel

Tel: 03-7173010, Fax: 03 -7173011

A.T. No. 540248820

22.	Miscellaneous

22.1	Entire Agreement. As of the Effective Date, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement (including, without limitation, the agreements attached hereto as Annexes) shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

22.2	Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of

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this Agreement that is being amended and that is signed by Employee and by an authorized officer of the Company. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

22.3	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, the provisions of this Agreement shall control unless Employee and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement whose control they are waiving.

22.4	Headings. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.5	Survivorship. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their applicable terms.

22.6	Governing Law; Severability. This Agreement will be governed by the laws of the State of Israel, without regard to its conflict of laws rules. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

22.7	No Mitigation/No Offset. Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Employee under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Employee after such termination.

22.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

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22.9	Board Approvals. Any reference made in this Agreement to an approval required of the Board or a committee of the Board shall also include any approval of the Board or any committee of the Board as may be required by Applicable Law.

22.10	Compensation Policy. This Agreement shall be subject to the Company’s compensation policy applicable to executive officers (“the Compensation Policy”) and nothing herein shall derogate in any way from the Company’s rights thereunder.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD

/s/ Mark Sabag
By: Mark Sabag
Title: EVP HR

/s/ Shlomit Ronn-Agler
By: Shlomit Ronn-Agler
Title: Senior Director, Executive Compensation

EMPLOYEE

/s/ Dr. Michael Hayden
Name: Dr. Michael Hayden

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Annex A

Form of Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of [_____________] and is entered into by TEVA PHARMACEUTICAL INDUSTRIES LTD. (the “Company”) and [_______________] in connection with the termination of your employment with the Company.

1. General	Release.

(a)    In consideration for the receipt of those payments that are in excess of the amounts required to be paid to you by Applicable Law (as detailed in the settlement of account attached hereto), you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that you have received in a timely manner full and complete payment of all amounts due to you under your employment agreement with the Company or under any applicable law and/or in connection with the termination of your employment, both at law and pursuant to the terms of the employment agreement, and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of manager’s insurance, pension fund, provident fund and education fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to you by any of the Releasees, as well as any claims arising under any United States federal, state or local laws or any applicable laws of Israel or Canada, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, and any and all other United States federal, state or local regulations, ordinances or public policies, any common law or equity claims and any applicable laws of Israel or Canada, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of

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its affiliates and yourself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, that such released claims shall not include any claims to enforce your rights under, or with respect to, any post-termination obligations of the Company expressly undertaken by the Company under your employment agreement with the Company.

(b)    The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and you hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above you shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Releasees shall reimburse such sum to the you or the Releasors. Notwithstanding the foregoing, this Release Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Release Agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.

(c)    This Release Agreement shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Israeli Severance Pay Law 5713-1963.

2.    Legal Advice, Reliance. You represent and acknowledge that (a) you have been given adequate time (at least twenty-one (21) days) to consider this Release Agreement (which, by signing this Release Agreement prior to the expiration of such period, you have expressly agreed to waive) and have been advised to discuss all aspects of this Release Agreement with your private attorney, (b) you have carefully read and fully understand all the provisions of this Release Agreement, (c) you have voluntarily entered into this Release Agreement, without duress or coercion, and (d) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. You understand that if you request additional time to review the terms of this Release Agreement, a reasonable extension of time will be granted.

3. Miscellaneous.

(a)    No Violation of Law. You agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any United States federal, state or local statue, ordinance or regulation, or any applicable laws of Canada or Israel, or of any duty owed by the Company to you.

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(b)    Governing Law; Severability. This Release Agreement will be governed by the laws of the State of Israel, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(c)    Revocation. You may revoke this Release Agreement within seven (7) days after the date on which you sign this Release Agreement. You understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by you and received by the Company at its headquarters no later than 5:00 p.m., Tel Aviv time, on the seventh day after you have executed this Release Agreement. You understand that if you revoke this Release Agreement, you will not be entitled to any severance benefits (to the extent not already paid or provided) under your employment agreement with the Company.

(d)    Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*    *     *    *    *

Very truly yours,

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:
Title:

By:
Title:

ACCEPTED AND AGREED:

EMPLOYEE

Name:
Dated:

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Indemnification and Release Agreement

This Indemnification and Release Agreement (this “Indemnification Agreement”) is being entered into effective as of September 12, 2012, pursuant to the resolutions of the Board of Directors (the “Board”) of Teva Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), dated July 31, 2012 and the resolutions of the Human Resources and Compensation Committee of the Board, and the Audit Committee of the Board, each dated July 30, 2012.

It is in the best interest of the Company to retain and attract as office holders the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance, exemption and indemnification in connection with such service.

You are or have been appointed as an office holder of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide for your indemnification to the fullest extent permitted by law and the Company’s Articles of Association, as adopted by the Company’s shareholders on September 12, 2012, (such Articles of Association, or other Articles of Association as shall be in effect at the relevant time, the “Articles of Association”). In consideration of your service to the Company, the Company hereby agrees as follows:

1.    The Company hereby undertakes to indemnify you to the maximum extent permitted by the Articles of Association and the Israeli Companies Law, 5759 – 1999, as amended from time to time (the “Companies Law”), the Israeli Securities Law, 5728-1968, as amended from time to time (the “Securities Law”) and any other applicable law, in respect of the following expenses or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an “Office Holder” (such term shall bear the meaning assigned to it in the Companies Law) of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”)).

1.1    any monetary liability imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award which was approved by court;

1.2    reasonable litigation expenses, including attorneys’ fees, actually incurred by you in connection with an investigation or proceeding that was conducted against you by a competent authority which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against you and without the Imposition on you of a Monetary Liability In Lieu of a Criminal Proceeding (as such term is defined in the Companies Law), or which has been Terminated Without the Filing of an Indictment against you but with the Imposition on you of a Monetary Liability in Lieu of a Criminal Proceeding in respect of a crime which does not require the proof of mens rea (criminal intent) or in connection with a monetary sanction;

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1.3    reasonable litigation expenses, including attorneys’ fees, actually incurred by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceeding in which you were acquitted, or in any criminal proceedings in which you were convicted of a crime which does not require the proof of mens rea (criminal intent); and

1.4    payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses actually incurred by you in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorneys’ fees or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

For the purpose of this Indemnification Agreement, “expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided, and expenses paid or incurred by you in successfully enforcing this Indemnification Agreement. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

2.    Notwithstanding the forgoing provisions of Section 1, except to the extent permitted by applicable law, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1    A breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, unless committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2    A breach of your duty of care to the Company or a Subsidiary or an Affiliate committed intentionally or recklessly;

2.3    An action or omission taken by you with the intent of unlawfully realizing personal gain;

2.4    A fine, monetary sanction, forfeit or penalty imposed upon you; or

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2.5    With respect to proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or an Affiliate, other than by way of defense, by way of third party notice to the Company or a Subsidiary or an Affiliate, or by way of countersuit in connection with claims brought against you.

3.    To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2, 1.3 and 1.4 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.    The Company will indemnify you and advance expenses in accordance with this Indemnification Agreement even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or a Subsidiary or an Affiliate, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken or omissions committed by you while you were an Office Holder of the Company or such Subsidiary or such Affiliate as aforesaid, and in such capacity.

5.    The undertaking of the Company set forth in Section 1.1 shall be limited as follows:

5.1     to matters that are connected or otherwise related to those events or circumstances set forth in Schedule A hereto.

5.2     the maximum amount for which the Company undertakes to indemnify you for the matters and circumstances described in Section 1.1, jointly and in the aggregate, shall not exceed US$ 200 million according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness calculated with respect to each Office Holder of the Company. Such amount has been determined by the Board to be reasonable under the circumstances.

6.    Subject to the limitations of Section 5 above and Section 7 below, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law, the Articles of Association and under this Indemnification Agreement.

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7.    Notwithstanding anything to the contrary herein, the Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement, including, without limitation, an indemnification undertaking provided by a Subsidiary or an Affiliate, other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), all within the limits set forth in Section 5 above. In order to eliminate any duplication of benefits, the Company will be entitled to receive any amount collected by you from a third party in connection with liabilities actually indemnified hereunder, up to the amount actually paid to you by the Company as indemnification hereunder, to be transferred by you to the Company within fifteen (15) days following the receipt of the said amount.

In the event of payment by the Company pursuant to this Indemnification Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required, and shall do everything that may be necessary, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.    In all indemnifiable circumstances, indemnification will be subject to the following:

8.1    You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice prejudices the Company’s ability to defend against such action or to conduct any related legal proceeding. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chairman of the Board, and in the event you are the Chairman of the Board, to the Chairman of the Audit Committee, at the address of the Company’s principal office (or at such other address as the Company shall advise you).

8.2    Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. In such case, the fees and expenses of such counsel shall be paid by the Company. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

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The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law and (iii) further provides, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 8.7 below.

8.3    You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid and will give the Company all information and access to documents, files and your advisors and representatives as shall be within your power, in every reasonable way as may be required by the Company with respect to any such legal proceedings, provided that the Company shall cover all reasonable costs incidental thereto such that you will not be required to pay the same or to finance the same yourself, and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

8.4    Notwithstanding the provisions of Sections 8.2 and 8.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company or any Subsidiary or Affiliate, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of

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the Company’s choice and reasonably acceptable to you and such other persons, at the sole expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

8.5    If, in accordance with Section 8.2 (but subject to Section 8.4), the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall fully update, and be fully updated by, the Company on the defense procedure and shall consult with, and be consulted with by, the Company and the attorney conducting the legal defense on behalf of the Company, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may incur in connection with your defense, unless the Company shall agree to such expenses; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company.

8.6    The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

8.7    The Board and/or applicable committee(s) thereof and/or any other person(s) authorized by the Board will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to timely determine your right to indemnification hereunder or fails to timely make such payment or advancement in whole or in part, you may request that a determination with respect to your entitlement thereto shall be made in the specific case by an Independent Counsel agreed upon by the Company and you, and in the absence of such agreement, appointed by the head of the Israeli Bar Association. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Indemnification Agreement or its engagement pursuant hereto, provided, however, that you shall reimburse the Company for any such fees, expenses, claims, liabilities and damages in the event the matter is resolved in favor of the Company. “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of Israeli corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, an “interested party” (as defined in the Companies Law) of the Company or you in any matter material to either such party (other than

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in the capacity of Independent Counsel with respect to this Indemnification Agreement or similar indemnification agreements of the Company), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or you in an action to determine your rights under this Indemnification Agreement.

8.8    Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you that would in any manner cast any negative light, inference or aspersion against you.

8.9    By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company that would in any manner cast any negative light, inference or aspersion against the Company, and that you will keep the terms of such settlement confidential.

9.    The Company hereby exempts you, to the fullest extent permitted by law and the Articles of Association, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

10.    Subject to Section 20 below, if any act, resolution, approval or other procedure is required for the validation of any of the undertakings in this Indemnification Agreement, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

11.    To the fullest extent permitted by law and the Articles of Association (as stated above), nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way shall the Company be obligated) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Articles of Association or applicable law or otherwise.

12.    If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13.    This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the

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rules of conflict of laws, and any dispute arising from or in connection with this Indemnification Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

14.    This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligation set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions performed, or omissions committed, in your capacity as an Office Holder of the Company or a Subsidiary or an Affiliate, during the period prior to the date of this Indemnification Agreement.

15.    Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that you had reasonable cause to believe that your action was unlawful.

16.    This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Agreement shall continue for your benefit and your heirs’, personal representatives’, executors’ and administrators’ benefit after you cease to be an Office Holder of the Company.

17.    The obligations of the Company according to this Indemnification Agreement shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Indemnification Agreement and any provision of the law which cannot be conditioned upon, changed or added to, the said provision of the law shall supersede the specific provision in this Indemnification Agreement, but shall not limit or diminish the validity of the remaining provisions of this Indemnification Agreement.

18.    Subject to Section 20 below, the Company hereby agrees to indemnify and exempt you to the fullest extent permitted by law, notwithstanding that such indemnification or exemption is not specifically authorized by the other provisions of this Indemnification Agreement. In the event of any change after the date of this Indemnification Agreement in any applicable law, statute or rule which expands the right of an Israeli company to indemnify Office Holders, it is the intent of the parties hereto that you shall enjoy by this Indemnification Agreement the greater benefits afforded by such change and such changes shall to the extent permitted by applicable law be, ipso facto, within the purview of your rights and the Company’s obligations pursuant to this Indemnification Agreement.

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19.    Subject to Section 5 above and notwithstanding anything else to the contrary herein, in the event of any change in the Articles of Association after the date of this Indemnification Agreement which narrows the Company’s right to indemnify you under this Agreement, such change shall apply only with respect to actions performed, or omissions committed, by you in your capacity as an Office Holder of the Company, of a Subsidiary or of an Affiliate, after the date of such change, to the extent permitted by applicable law.

20.    Notwithstanding anything to the contrary herein, nothing in this Indemnification Agreement shall require or obligate the Company to amend its Articles of Association, or take any action with respect thereto.

21.    No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

22.    All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

23.    This Indemnification Agreement shall continue in effect regardless of whether you continue to serve as an Office Holder of the Company.

24.    This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Indemnification Agreement, as an original.

The Board has determined, based on the current activity of the Company, that the amount stated in Section 5 is reasonable under the circumstances, and that those events and circumstances specified in Schedule A are foreseeable in light of the Company’s activities as of the date hereof.

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Kindly sign and return the enclosed copy of this Indemnification Agreement to acknowledge your agreement to the contents hereof.

[Signature Page to Follow]

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Sincerely yours,

Teva Pharmaceutical Industries Ltd.

Name:
Title:

Name:
Title:

Accepted and agreed as of the first date written above:

Name:

[signature page of the Indemnification and Release Agreement]

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Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an office holder, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1.    The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel, the United States or abroad;

2.    Occurrences resulting from the Company’s public filings or omissions to make a public filing, delisting of shares, or buy-back of Company’s securities;

3.    Occurrences in connection with investments the Company make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including without limitation, actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

4.    The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

5.    Actions in connection with an actual or anticipated change in ownership, control or structure of the Company, its reorganization, dissolution, including without limitation, a merger, sale or acquisition of shares, or change in capital;

6.    Actions in connection with any actual or proposed transaction not in the ordinary course of business of the Company, including without limitation, the sale, lease or purchase of any assets, subsidiary, operations and/or business, or part thereof, of the Company;

7.    Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

8.    Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof, including without limitation, any Tender Offer, Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand;

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9.    Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including without limitation, with employees, independent contractors, customers, suppliers and various service providers;

10.    Actions in connection with products or services developed and/or commercialized by the Company, including without limitation, the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the certification, distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory or other approvals regarding such products, whether in Israel or abroad and including without limitation, liabilities arising out of advertising or marketing, including without limitation, misrepresentations regarding the Company’s products and unlawful distribution of emails;

11.    Actions taken in connection with the intellectual property of the Company, and its protection, including without limitation, the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including without limitation, any assertion that the Company’s products violate, infringe, misappropriate or misuse the intellectual property rights of any third party;

12.    Actions taken pursuant to or in accordance with the policies and procedures of the Company (including without limitation, tax policies and procedures), whether such policies and procedures are published or not;

13.    Approval of corporate actions, in good faith, including without limitation, the approval of the acts of the Company’s management, their guidance and their supervision;

14.    Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

15.    Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

16.    Claims in connection with publishing or providing any information, including without limitation, any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws;

17.    Any claim or demand made under any securities laws of any jurisdiction or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to any securities authority or any stock exchange disclosure or other rules, or any other claims relating to relationships with investors, debt holders, shareholders and the investment community; or related to inadequate or improper disclosure of information to investors, debt holders, shareholders and the investment community, claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and

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authorizations in any jurisdiction; actions taken in connection with the issuance of any type of securities of Company, including without limitation, the grant of options to purchase any of the same, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, without limitation, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

18.    Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

19.    Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal, federal, county, local, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including without limitation, any interest, penalty or addition thereto, whether disputed or not;

20.    Any claim or demand arising out of dealings by the Company with third parties, including without limitation, agents, employees, customers, suppliers, creditors or others;

21.    Any claim or demand arising out of presentations or reports submitted or delivered (or not submitted or delivered) to shareholders (whether current or prospective), customers or creditors of the Company or to any governmental entity or agency, including without limitation, relevant securities authorities or commissions;

22.    Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

23.    Review, approval and actions taken in connection with the financial and tax reports of the Company, including without limitation, any action, consent or approval related to or arising from the foregoing, including without limitation, execution of certificates for the benefit of third parties related to the financial statements;

24.    Claims in connection with anti-competitive laws and regulations and laws and regulation of commercial wrongdoing;

25.    Claims in connection with breach of confidentiality obligations, acts in regard of invasion of privacy, including with respect to databases, and acts in connection with slander and defamation;

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26.    Claims or demands made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf;

27.    Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including without limitation, the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority, the Israel Securities Authority, the United States Securities and Exchange Commission, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company, or any of its businesses, subsidiaries, assets or operations, or the terms and conditions of any operating certificate or licensing agreement;

28.    Any action or decision regarding Distribution;

29.    An announcement, a statement, including without limitation, a position taken, or an opinion made in good faith by an Office Holder in the course of his duties and in conjunction with his duties, including without limitation, during a meeting of the Board or one of the committees of the Board;

30.    An act or omission undertaken in contradiction to the Company’s Memorandum of Association or Articles of Association;

31.    Any action or decision in relation to work safety and/or working conditions;

32.    An act or omission undertaken in negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures;

33.    Any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, in the ordinary course of their business, relating to the negotiations or performance of such transaction, or representations or inducements provided in connection therewith or otherwise.

34.    Any administrative, regulatory, civil or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including without limitation, potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of release, spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened

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Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

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Annex C

Confidentiality, Disclosure of Information and

Assignment of Inventions Agreement

To: Teva Pharmaceutical Industries Ltd. (the “Company”)

Re: Proprietary Information, Non-Disclosure And Assignment Of Inventions Agreement

The undersigned, (hereinafter: the “Employee”) acknowledges that as of the commencement of employment by Teva and/or work at Teva (hereinafter: “Term of Employment”) the Employee will directly or indirectly, receive or be exposed to, Teva’s Confidential Information, as such terms are defined below. Therefore, the Employee acknowledges and declares that in consideration for the Employee’s employment by Teva and the salary paid to (and benefits granted to) Employee by the Company, the Employee undertakes, as follows:

1.	Maintaining Confidentiality

1.1	The Employee undertakes that during the Term of Employment and at any time thereafter, Employee will keep in strict confidence and not publicize and/or disclose and/or provide to any person and/or entity and/or any third party whatsoever (including any employee and/or other person engaged by Teva, unless the Employee has received the prior written approval from an authorized representative of Teva), Confidential Information, as defined hereunder, which came and/or will come to the Employee’s possession or attention, in any form during the Employee’s Term of Employment with Teva and/or in connection therewith.

1.2	The Employee is aware that Teva is required to maintain confidentiality towards third parties in Israel and abroad, and, therefore, the Employee undertakes to faithfully comply with Teva’s obligations to maintain confidentiality towards such parties and to treat any confidential information of such parties in accordance with the provisions of this Letter of Undertaking, with respect to Teva’s Confidential Information.

1.3	The Employee undertakes not to exploit or make any use whatsoever, for Employee’s own benefit or for the benefit of any third party, and not to allow anyone else to make such use of the Confidential Information, in whole or in part, including duplication, production, sale, transfer, imitation, distribution, change, copying, transfer to a different media, including for the purpose of storing information, except for such use required for the purpose of performing Employee’s duties and responsibilities at Teva, use made for Teva and solely for the benefit of Teva.

1.4	For the purposes of this Letter of Undertaking –

“Confidential Information” means—knowledge and/or information of any kind whatsoever, which is not in the public domain and which cannot be legally easily discovered by others, and which the Employee became aware of as a result of Employee’s employment. Without derogating from the foregoing, and for the avoidance of any doubt, Confidential Information shall be deemed to include, inter alia, information which is in the public domain as a result of a breach of confidentiality towards Teva, any information related to inventions, research and development of

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existing or future products, discoveries, improvements, developments, innovations, software, manufacturing processes, designs, drawings, sketches, diagrams, employees, customer and supplier lists and the terms of engagement with them, prices, business opportunities and business plans, sales data and information relating to market analysis, instruments and preparations, composition of products, technologies, research and/or trial results, including data contained in laboratory notebooks and/or in any other format, the content of commercial agreements, know-how and licensing agreements, specifications, experimental models, prototypes and production models, information regarding patent applications or other intellectual property rights of Teva, whether registered or non-registered, their content, submission and administration, commercialization, protection and enforcement thereof.

Without derogating from the foregoing, Confidential Information will be considered as such, regardless of whether it is protected by any right whatsoever, and regardless of whether or not it is patentable or entitled to be protected under any other proprietary right, whether such information was developed, created or discovered by the Employee or by any other employee of Teva, solely or together with others, or derived from information disclosed to the Employee or to Teva by any third party, whether in writing or orally, whether or not marked as classified or confidential, including information as aforesaid, which was created or conceived during the Term of Employment or in connection with the Employee’s employment or work at Teva.

“Teva” means - any corporation, including a company, whether registered in Israel or abroad, whether it is situated in Israel or abroad, in which Teva Pharmaceutical Industries Ltd. or anyone on its behalf has the right to appoint 50% or more of the members of such corporation’s board of directors or that Teva Pharmaceutical Industries Ltd., and/or anyone on its behalf, holds 49% or more of the share capital or of the voting rights of the corporation, regardless of the identity of the Teva entity that pays the Employee’s salary.

2.	Intellectual Property and Patents

2.1.	The Employee undertakes to immediately bring to Teva’s attention or the attention of whoever is designated by Teva, all Confidential Information or other information, created, developed or which came to Employee’s attention and which relates to Teva’s field of operations, including any improvement, invention, innovation, process, creation, discovery, formula, technique, conclusions, knowledge, findings, research results, examination or experiment, developments, designs, ideas, etc., whether or not patentable or eligible to be protected as another proprietary right, whether or not forming the subject-matter of an application for registration of the right, whether or not it constitutes a service invention in accordance with the law, which were made, conceived, produced or implemented, developed or formed, in whole or in part, by the Employee alone or jointly with others, in Israel or abroad, during the Term of Employment at Teva or in connection with the Employee’s work at Teva (hereinafter, jointly and severally: “Information Created by the Employee”). For the avoidance of any doubt, it is hereby clarified that Information Created by the Employee will include, inter alia, information created, formed or developed after the commencement of the Term of Employment (even if conceived or developed prior to the execution of this Letter of Undertaking) and/or after termination thereof, provided that the information relates, directly or indirectly, to the Employee’s work and/or employment with Teva

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2.2.	The Employee hereby represents and confirms that all the rights in and to the Information Created by the Employee, including, without derogating from the generality of the foregoing, in service inventions, as such term is defined in the Patents Law, 5727-1967 (the “Patents Law”), as may be amended from time to time, and in anything relating thereto, are, as of the time of their creation, the sole property of Teva, and that the Employee does not and will not have any rights, demands, or claims in connection with the proprietary rights and/or other rights of any kind whatsoever, including any monetary demand, other than the salary payable to the Employee by Teva and other benefits to which Employee is entitled, and the Employee will not be entitled to any moral rights (if any), royalties and/or any payment whatsoever, in consideration for and/or in connection with the Information Created by the Employee and/or its commercial use and/or other use or its transfer and/or any actions required for its registration, transfer and/or commercialization, beyond the salary paid to the Employee by Teva and the other benefits to which Employee is entitled. Without derogating from the foregoing, the Employee hereby assigns to Teva for no additional consideration whatsoever (including, compensation or royalties as stated in section 134 to the Patent Law, 5727-1967), except for the salary and other benefits to which Employee is entitled, any and all rights which the Employee shall have in the Information Created by the Employee, whether or not considered as service inventions under law. Without derogating from the aforementioned and for the avoidance of doubt it is hereby clarified that the Employee hereby fully, completely and irrevocably waives any right that Employee may have to receive any consideration (including payment of royalties and/or remuneration) for and/or in connection with the Information Created by the Employee, including any right, whether or not existing at the time of the execution of this Letter of Undertaking or created at any time in the future, to receive remuneration and/or royalties for any service invention, by virtue of section 134 of the Patents Law (or any provision that will replace the said section) or any other right or claim which may arise under section 132(b) of the Patents Law, and same shall not apply to the Employee or to the Information Created by the Employee.

2.3.

The Employee hereby undertakes to fully and immediately cooperate with Teva and to immediately provide it with any information necessary in order to protect the Information Created by the Employee (including the inventions), including for registering the inventions, in whole or in part, in Teva’s favor, assist in the preparation and registration of patents and/or any other proprietary right in Teva’s favor in Israel and/or abroad, to assist Teva to protect and enforce its rights, and to sign any and all documents required for the purpose of registering the rights relating to the Information Created by the Employee in the name of Teva and/or in the name of any person designated by Teva, in Israel or abroad, and to treat the Information Created by the Employee in accordance with Teva’s procedures and guidelines in this matter; all without demanding any additional remuneration in excess of the salary paid to the Employee for Employee’s work at Teva and the other benefits to which the Employee is entitled, as stated in Section 2.2 above. This undertaking shall continue to apply also after the end of the Term of Employment, provided that if the Employee will be requested as mentioned above to provide assistance after the end of the Term of

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Employment, Teva will bear Employee’s reasonable expenses in this regard. In the event that Teva is unable to obtain the Employee signature on any required document or in the event the Employee is unable to perform any action required from Employee in order to register, protect or enforce any intellectual property right, whether by reason of absence, sickness or any other reason, then Teva and any of its Office Holders at such time, shall be entitled, and are hereby empowered to, act as Employee’s agents and attorneys in fact in order to sign in the Employee name and on Employee’s behalf. Such power of attorney is irrevocable.

3.	Return of Documents and other Property

The Employee undertakes, shortly before the end of the Employee’s Term of Employment, for any reason whatsoever, to deliver to Teva, without any requirement to receive such a demand, all the information relating to the Employee’s work and/or Employee’s employment with Teva, including the Confidential Information and any Information Created by the Employee, in the Employee’s possession and/or control at that time, and not to keep in the Employee’s possession and/or the possession of any third party, any documentation, including any copy, duplication or restoration thereof, in any form or media, including, documents, letters, specifications, plans, drawings, formulas, diagrams, sketches, designs, records, diskettes, CDs, recordings or any photographed, printed, scanned or duplicated object, as well as any other device capable of storing or documenting information. The Employee also undertakes to return to Teva, shortly before the end of the Employee’s Term of Employment, for any reason whatsoever, any other equipment belonging to Teva, including a laptop, mobile phone and company vehicle, all in good and proper condition.

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4.	General

4.1.	The Employee hereby undertakes and warrants that during the performance of Employee’s work for Teva, Employee shall avoid making any use of any third party’s intellectual property rights or confidential information, from breaching any third party’s intellectual property rights and/or from breaching any confidentiality agreement and/or non-competition agreement by which Employee is bound in writing at Employee’s former place of employment and/or towards any third party.

4.2.	The Employee’s undertakings in this Letter of Undertaking can be separated. Should it be established by a competent judicial authority that any stipulation or any part thereof, is invalid or unenforceable, the remaining stipulation and other stipulations will remain in force, and the stipulation found invalid or unenforceable, as aforesaid will be substituted with a legal and enforceable stipulation, which is as close as possible to the content, purpose and result, of the stipulation found invalid or unenforceable, as aforesaid.

4.3.	By signing this Letter of Undertaking, the Employee warrants and confirms that Employee has carefully read this document, was given time to review, examine and check its contents and the implications of Employee’s undertakings herein, and to obtain professional consultation to this end, and that the Employee fully understands its contents, Employee’s undertakings and their importance to Teva, and the Employee undertakes to fully and strictly adhere to the Employee’s obligations set out herein.

4.4.	This Letter of Undertaking shall remain in full force and effect, even after the termination of the Employee’s employment, for any reason whatsoever, and without any time limitation.

4.5.	If the Employee will breach any of the undertakings under this Letter of Undertaking, Employee undertakes to compensate and indemnify Teva for all damages and/or expenses caused to Teva as a result of such breach, including legal expenses, attorney’s fees, and damage to reputation, without derogating from any other or additional remedy and/or recourse, including compensation, to which Teva shall be entitled to under any applicable law.

IN WITNESS WHEREOF, Employee has signed this Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement as of the 20 day of May 2015.

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EMPLOYEE

/s/ Dr. Michael Hayden
Dr. Michael Hayden
ACCEPTED AND AGREED:
TEVA PHARMACEUTICAL INDUSTRIES LTD
/s/ Mark Sabag
Name: Mark Sabag
Title: EVP HR

/s/ Shlomit Ronn-Agler
Name: Shlomit Ronn-Agler
Title: Senior Director, Executive Compensation